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                                                                    Exhibit 12.1

                       WALDEN RESIDENTIAL PROPERTIES, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


                                                                                                   For the period
                                                                                                  February 9, 1994
                                                                                                   (Commencement
                                                    Six Months                                    of Operations) to
                                                   Ended June 30      Year Ended December 31,        December 31,
                                                   -------------  ------------------------------- -----------------
                                                       1998        1997        1996        1995         1994
                                                      -------     -------     -------     -------      -------
Income before extraordinary item
     and income allocated to minority
     interests ..................................     $17,001     $27,113     $19,122     $10,685      $ 5,356
Add:
     Interest on indebtedness ...................      26,688      28,447      20,573      17,111        6,288
     Amortization of deferred
        financing costs .........................         485         827         916         900          371
                                                      -------     -------     -------     -------      -------
        Earnings ................................     $44,174     $56,387     $40,611     $28,696      $12,015
                                                      =======     =======     =======     =======      =======
Fixed charges and preferred stock dividends:
     Interest on indebtedness ...................      26,688      28,447      20,573      17,111        6,288
     Amortization of deferred
        financing costs .........................         485         827         916         900          371
                                                      -------     -------     -------     -------      -------
        Fixed charges ...........................      27,173      29,274      21,489      18,011        6,659
     Add:
        Preferred stock dividends ...............       9,592      15,889       4,092         922           --
                                                      -------     -------     -------     -------      -------
        Combined fixed charges and
           preferred stock dividends ............     $36,765     $45,163     $25,581     $18,933      $ 6,659
                                                      =======     =======     =======     =======      =======
Ratio of earnings to fixed charges ..............        1.63x       1.93x       1.89x       1.59x        1.80x
Ratio of earnings to fixed charges
     and preferred stock dividends ..............        1.20x       1.25x       1.59x       1.52x        1.80x
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